Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1/A of Asia Green Agriculture Corporation (formerly known as SMSA Palestine Acquisition Corp.) (the “Company”) dated May 25, 2011 of our report dated March 31, 2011 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2010 (which express an unqualified opinion).

/s/ PKF
Certified Public Accountants
Hong Kong, China
May 25, 2011